Exhibit 99.1
NEWS RELEASE

Date: October 30, 2007	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, October 30, 2007 — CorVel Corporation (NASDAQ: CRVL) reported diluted earnings per share of $0.40 for the quarter ended September 30, 2007, up 18% from per share earnings of $0.34 for the same quarter of the prior year. September quarter revenues were $73.5 million, up 9% from $67.3 million in the September quarter of 2006. Results in the quarter reflect the ongoing strengthening of CorVel’s Network Solutions services, as well as expansions of its new line of Enterprise Comp services.
September quarter results benefited from continuing improvements in savings achieved for customers. The performance of the Company’s specialty medical review businesses has improved, contributing to a positive mix change in services delivered versus the same quarter the prior year. Over the last three years the introduction of “Smart Routing” technologies has steadily increased both service and financial performance for the Company. In addition, CorVel announced expansions in its line of preferred provider services (PPO), further improving patient access to its national, proprietary PPO network.
During the quarter the Company announced extensions to its CareMC software to provide clearinghouse services for providers. Clearinghouse features are being added to workers’ compensation regulations in a number of states, reflecting the national interest in electronic medical records processing. CorVel has been a leader in medical records systems and services for over 15 years and will now extend its services to assist healthcare practitioners comply with the new electronic processing regulations.
The Enterprise Comp line of full service solutions in workers compensation continued its expansion in the quarter. This service, together with improvements in case management services, contributed to the year-over-year improvement in Patient Management results.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements and results, expansions in the Company’s business lines and the extension of the Company’s services relating to compliance with the new electronic processing regulations. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CORVEL CORPORATION
Consolidated Income Statement (unaudited)
Three months ended September 30, 2006 and 2007

	September 30, 2006	September 30, 2007
Revenues	67,329,000	73,510,000
Cost of revenues	50,933,000	54,856,000

Gross profit	16,396,000	18,654,000

General and administrative	8,489,000	9,398,000

Income from operations	7,907,000	9,256,000

Income tax expense	3,084,000	3,624,000

Net income	4,823,000	5,632,000

Earnings per share
Basic	$0.34	$0.41
Diluted	$0.34	$0.40

Weighted shares
Basic	14,123,000	13,889,000
Diluted	14,229,000	14,062,000
CORVEL CORPORATION
Consolidated Income Statement (unaudited)
Six months ended September 30, 2006 and 2007

	September 30, 2006	September 30, 2007
Revenues	137,091,000	147,847,000
Cost of revenues	104,368,000	111,012,000

Gross profit	32,723,000	36,835,000

General and administrative	17,209,000	18,475,000

Income from operations	15,514,000	18,360,000

Income tax expense	6,051,000	7,167,000

Net income	9,463,000	11,193,000

Earnings per share
Basic	$0.67	$0.80
Diluted	$0.67	$0.79

Weighted shares
Basic	14,124,000	13,927,000
Diluted	14,199,000	14,111,000

CORVEL CORPORATION
Condensed Consolidated Balance Sheet (unaudited)
As of March 31, 2007 and September 30, 2007

	March 31, 2007	September 30, 2007
Cash	15,020,000	9,347,000
Accounts receiveable, net	41,027,000	39,048,000
Prepaid expenses and taxes	3,090,000	3,492,000
Deferred income taxes	5,150,000	5,139,000
Property, net	24,864,000	28,586,000
Goodwill and other assets	24,617,000	39,299,000

Total assets	113,768,000	124,911,000

Accounts and taxes payable	13,418,000	13,132,000
Accrued liablities	15,851,000	17,418,000
Deferred income tax liability	5,302,000	6,092,000
Paid in capital	75,557,000	77,557,000
Retained earnings	157,731,000	168,924,000
Treasury stock	(154,091,000)	(158,212,000)

Total liabilities and equity	113,768,000	124,911,000